EXHIBIT 99.2
Subject: Important Company Update

Team,

This morning the company announced that I have formally ended my bid to take Yext private for $9.00 per share. Since I sent my non-binding letter of interest August 18th, I have worked with numerous funding sources to secure financing for my bid. Given the material degradation in the enterprise value of our public software peers since August and the uncertainty in the view of funding sources as to the impact AI will have on software companies, it became clear to me that securing acceptable committed funding for my bid would be effectively impossible.

I started this process because I have tremendous conviction in the value of our business, the ability of this team to execute, and the value we are driving for our customers in a rapidly changing brand visibility landscape. Nothing about my conviction has changed over the last six months. In fact, I am more confident today that the “software is dead” thesis driving dislocation in the public markets is incorrect and overblown. You will hear a lot more from me and the leadership team on this during our FY27 kickoff activities in a few weeks. AI Search fragmentation is creating increased demand for our products, and accelerating our product delivery at the same time.

Today we are announcing a clear path forward for Yext as a public company, including repurchasing $150 million of shares through a self tender for our stock. I firmly believe this is the best path forward for the company today, and I am committed to continuing to drive value for our customers, our shareholders and our team.

I have been delighted (but not surprised) at your ability to execute through the noise of this process, the negativity in the market, and a challenging environment. I’m proud of what we’ve accomplished as a team over the last six months, and the last four years. I have full confidence that we can continue to execute through whatever challenges we may encounter.

Most of all, I am really looking forward to spending more time with our customers, and our internal teams to supercharge our product, GTM and operational efforts. This process has been a distraction and a challenge, and you’ve embraced the challenge and proved your abilities over and over again. Thank you.

I’m excited to meet with all of you in a few weeks as we celebrate a strong FY26 and kick off FY27.

Mike